EXHIBIT 10.19

NON-COMPETITION AGREEMENT
NON-COMPETITION AGREEMENT (the “Agreement”) by and between Webster Financial Corporation, a Delaware corporation (the “Company”), and Daniel H. Bley (the “Executive”) dated as of the 24th day of February, 2016 (the “Effective Date”).
WHEREAS, the Executive is party to a Non-Solicitation Agreement with the Company, dated as of February 1, 2013 (the “Prior Agreement”);
WHEREAS, in consideration of the special restricted stock grant in respect of 10,000 shares of Company common stock to be awarded to the Executive on or about the date hereof, the Company’s commitment under Section 1 below to provide the Executive with certain severance benefits if the Executive’s employment is terminated by the Company without Cause (as defined below) and the Company’s continuing to provide the Executive with change in control severance protection pursuant to the Change in Control Agreement between the Executive and the Company dated as of February 1, 2013 (the “Change in Control Agreement”) , the Executive is entering into this Agreement, which, in addition to the provisions relating to severance benefits, contains provisions that obligate the Executive to comply with certain restrictive covenants while employed by the Company and thereafter; and
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a “Party” and together the “Parties”) agree as follows:
1.Severance Benefits.
(a)    Benefits. The Company may terminate the Executive’s employment at any time with or without cause or notice. The Parties agree that if the Company terminates the Executive’s employment without Cause, then the Company will pay or provide to the Executive the following payments and benefits at the time or times specified below (or such later date as contemplated by Section 4 below), subject to the effectiveness of the Release Agreement as provided under Section 1(b) below (other than with respect to the Accrued Obligations (as defined below)):
(i) a lump sum payment equal to the Executive’s then current annual base salary to be paid on the thirtieth (30th) day after the Executive’s date of termination of employment;
(ii) a pro-rata annual incentive payment in respect of the fiscal year of the Company in which the date of termination occurs equal to the product of (A) the target bonus opportunity in effect for the Executive as of immediately prior to the date of termination under the Webster Financial Corporation and Webster Bank Annual Incentive Compensation Plan or any applicable successor plan, and (B) a fraction the numerator of which is the number of full months that have elapsed in the fiscal year of the Company in which the termination occurs, and the denominator of which is twelve (12) (“Pro-Ration Fraction”), with such amount to be paid on the thirtieth (30th) day after the Executive’s termination of employment; provided, however, that, notwithstanding the foregoing, if (x) the Executive was reasonably expected by the Company to be a “covered employee” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the “Code”)) prior to the date of termination, and (y) the annual bonus that the Executive was eligible to receive for such year was originally intended by the Company to satisfy the performance-based exception under 162(m) of the Code (without regard to any entitlements to payment upon termination of employment), the Executive’s pro-rata annual bonus shall equal the product of (A) the annual incentive amount awarded to the Executive for such fiscal year under the applicable incentive bonus plan of the Company as determined by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) based on the Company’s actual performance for such fiscal year and otherwise on a basis no less favorable than annual incentive award determinations are made by the Compensation Committee for the Company’s active executive officers, and (B) the Pro-Ration Fraction, with such amount to be paid on the date on which the Company otherwise makes cash incentive payments to executive officers for such fiscal year (but in no event later than March 15 of the year following the fiscal year for which such an incentive payment was awarded):
(iii) the continuing provision of medical and/or dental coverage to the executive and his qualified beneficiaries for the shorter of one (1) year from the date of termination and the date on which the Executive commences other employment on a substantially full time basis, subject to the Executive’s timely election of COBRA continuation coverage under Section 4980B of the Code under the medical and/or dental plans of the Company and timely payment to the Company on a monthly basis of the amount equal to the monthly employee portion of the elected coverage based on the rates applicable to active employees of the Company as in effect from time to time; and
(iv) (A) an amount equal to any accrued and unpaid annual base salary through the date of termination, with such amount to be paid as soon as reasonably practical following the date of termination and in no event later than the normal payroll date for the active executive officers for such period of service, and (B) any earned but unpaid annual incentive payment awarded to the Executive in respect of the completed fiscal year of the Company ending prior to the date of termination (or, if the Compensation Committee has not determined incentive payments for such year, the amount determined by the Compensation Committee for such year on a basis no less favorable than annual incentive award determinations are made by the Compensation Committee for the Company’s active executive officers), with such incentive payment to be paid on the date on which the Company otherwise makes cash incentive payments to executive officers for such fiscal year (but in no event later than March 15 of the year following the fiscal year for which such incentive payment was awarded)(the amounts in clauses (A) and (B) collectively, the “Accrued Obligations”).
(b)    Release Requirement. As a condition to the Executive becoming entitled to the severance benefits under Section 1(a), (other than the Accrued Obligations), the Executive agrees to execute within twenty-one (21) days after the Executive’s termination of employment a general release and waiver in favor of the Company and its affiliates in exactly the form provided by the Company without alteration or addition (the “Release Agreement”), which Release Agreement shall be provided by the Company to the Executive no later than the date of the termination.

(c)    Cause. For the purposes of this Section 1, “Cause” shall mean any of the following: dishonesty; incompetence; willful misconduct; breach of fiduciary duty; continued failure to perform stated duties after notice from the Company and a reasonable opportunity to cure such failure (to the extent subject to cure as determined by the Company); willful violation of any law, rule, or regulation (other than traffic violations or similar offenses); or material breach of any provision of this Agreement.

2.Covenants.
(a)Confidential Information. While employed by the Company and thereafter, the Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliates and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliates and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company for any reason, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process: (i) communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it; or (ii) use to the Executive’s advantage or to the detriment of the Company any such information, knowledge or data.
(b)Non-Recruitment of Employees. During the period of the Executive’s employment with the Company and its affiliates and the additional period ending on the first anniversary of the date of termination of the Executive’s employment for any reason (the “Restricted Period”), the Executive shall not, without the prior written consent of the Company, directly or indirectly, (i) offer employment (or a consulting, agency, independent contractor or other similar paid position) to any person who is or was at any time during the six months prior to such offer an employee, representative, officer or director of the Company or any of its affiliates or (ii) induce, encourage or solicit any such person to accept employment (or any aforesaid position) with any company or entity with which the Executive is then employed or otherwise affiliated. Further, during the Restricted Period, the Executive shall not encourage or induce any employee, representative, officer or director of the Company or any of its affiliates to cease their relationship with the Company or any of its affiliates for any reason. This Section 2(b) shall not apply to solicitation, recruitment, encouragement, inducement or termination during the period of Executive’s employment with the Company and on behalf of the Company or any of its affiliates.
(c)No Competition; No Solicitation of Business.
(i)During the Restricted Period, the Executive shall not, directly or indirectly: (i) associate with or provide services to (including without limitation association or provision of services as an officer, agent, employee, partner, director, consultant or advisor) with any Competitive Enterprise (as defined below), or (ii) in any manner, Solicit (as defined below), on his own behalf or on behalf of any other person, corporation, partnership, firm, financial institution or other business entity, a Client (as defined below) to transact business with a Competitive Enterprise (regardless of the geographic limitations therein) or to reduce or refrain from doing any business with the Company or its affiliates or interfere with or damage (or attempt to interfere with or damage) any relationship between the Company or its affiliates and a Client. For the avoidance of doubt, the foregoing restrictions shall restrict the Executive from associating with or providing services in any capacity to a private equity firm, hedge fund or equity sponsor, in each case, that invests or seeks to invest (at any time during the Executive’s association with or provision of services to such entity) in a business enterprise that is a Competitive Enterprise.

(ii)For purposes of this Agreement, the following terms shall have the meanings set forth below:
“Competitive Enterprise” shall mean a business enterprise that engages in any activity, or owns or controls a significant interest in any entity that engages in any activity, that, in either case competes in (i) the United States in the provision of depository, administrative or other services or products relating to health savings accounts or (ii) the New England region (or any other geographic area in which the Company or its affiliates has a business presence (as of the Executive’s date of termination in the case of the Executive’s termination of employment)) with any other activity in which the Company or its affiliates is engaged.  The activities covered by clause (ii) of the previous sentence include, without limitation, the solicitation and acceptance of deposits of money or commercial paper, the solicitation and funding of loans and the provision of other banking services, including, business and consumer lending, asset-based financing, residential mortgage funding, equipment financing, commercial and residential mortgage lending and brokerage, deposit services (including municipal deposit services), trade financing, the sale of annuities, life and health insurance products, title insurance services, and private banking, wealth management and investment advisory services.
"Solicit" means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

"Client" means any person or entity that is (or was within the twelve (12) month period prior to the Executive’s date of termination in the case of the Executive’s termination of employment)) a customer or client (or reasonably anticipated to become a customer or client of the Company or its affiliates).

(d)Remedies. The Executive acknowledges and agrees that the terms of Section 2: (i) are reasonable in light of all of the circumstances, (ii) are sufficiently limited to protect the legitimate interests of the Company and its affiliates, (iii) impose no undue hardship on the Executive and (iv) are not injurious to the public. The Executive further acknowledges and agrees that: (A) the Executive’s breach of the provisions of Section 2 will cause the Company irreparable harm, which likely cannot be adequately compensated by money damages, and (B) if the Company elects to prevent the Executive from breaching such provisions by obtaining an injunction against the Executive, there is a reasonable probability of the Company’s eventual success on the merits. The Executive consents and agrees that if the Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary, preliminary, and/or permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages. If any of the provisions of Section 2 are determined to be wholly or partially unenforceable, the Executive hereby agrees that this Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law, and in the case when such provision is not capable of being reformed, it shall be severed and all remaining provisions of this Agreement shall be enforced. If any of the provisions of this Section 2 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.
3.Successors.
(a)This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(b)As used in this Agreement, (i) the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise, and (ii) “affiliate” shall mean any entity controlled by, controlling or under common control with the Company, and shall include any predecessor entity, including without limitation, such entity prior to their becoming an affiliate of the Company, and any successor entity.
4.Section 409A of the Code.
(a)General. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”) or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception under Treasury Regulations Section 1.409A-1(b)(4), the “separation pay” exception under Treasury Regulations Section 1.409A-1(b)(9)(iii) or any other exception under Section 409A of the Code shall be paid under the applicable exceptions to the greatest extent possible. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of Section 409A of the Code.
(b)Delay of Payments. Notwithstanding the provisions of Section 1(a), if the Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of termination), amounts and benefits provided under Section 1(a) that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that are to be paid or provided on account of the Executive’s separation from service and are otherwise due to the Executive under this Agreement during the six-month period immediately following the date of termination shall instead be paid, or provided, on the first business day of the seventh month following the Executive’s “separation from service” within the meaning of Section 409A of the Code. If the Executive dies following the date of termination and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts will be paid to the personal representative of the Executive’s estate within thirty (30) days after the date of the Executive’s death.
(c)In-Kind Benefits. All in-kind benefits provided under this Agreement that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code including, without limitation, that (i) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated or provide in any other calendar year; (ii) the Executive’s right to have the Company pay or provide an in-kind benefit may not be liquidated or exchanged for any other benefit; and (iii) in no event shall the Company’s obligations to provide in-kind benefits apply later than the Executive’s remaining lifetime (or longer, through the 20th anniversary of the Effective Date).
5.Miscellaneous.
(a)This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without reference to principles of conflict of laws. The Parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of Connecticut, in any action or proceeding brought with respect to or in connection with this Agreement. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives.
(b)All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:
At the most recent address on file for the Executive at the Company.
If to the Company:

Webster Financial Corporation
Webster Plaza
145 Bank Street
Waterbury, Connecticut 06702
Attention: General Counsel
or to such other address as either Party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(c)The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(d)The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(e)From and after the Effective Date, this Agreement shall supersede any other agreement between the Parties with respect to the subject matter hereof, including without limitation the Prior Agreement. This Agreement, including the for the avoidance of doubt the covenants set forth in Section 2, shall terminate and be of no further force and effect from and after the “Effective Date” of the Change in Control Agreement (as the term “Effective Date” is defined in such Change in Control Agreement).

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

/s/ Daniel H. Bley
EXECUTIVE
WEBSTER FINANCIAL CORPORATION
By: /s/ James C. Smith
Name: James C. Smith
Title: Chairman and Chief Executive Officer